Exhibit 99.1

                                        For further information:
                                        Jim Fingeroth, Wendi Kopsick
                                        Kekst and Company
                                        (212) 521-4800

FOR IMMEDIATE RELEASE
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                   GRAND UNION AGREES ON RESTRUCTURING TERMS

            WAYNE, NJ, March 30, 1998 -- The Grand Union Company announced today that it has entered into an agreement in principle on terms of a capital restructuring plan with an unofficial committee of holders of its Senior Notes. The Company has been advised that the committee represents more than $275 million of the Company's nearly $600 million in notes.

            Among other conditions, the agreement in principle is subject to formal documentation and the Company obtaining a new $300 million credit facility on acceptable terms. The new credit facility would replace an existing $250 million credit facility.

            Under terms of the proposed restructuring plan, trade and business creditors will be unimpaired and will continue to be paid in the ordinary course. The proposed plan also calls for the Company's Senior Notes to be cancelled and exchanged for substantially all of the reorganized Company's common stock. The Company's existing common stock will be cancelled and, subject to obtaining the requisite consent of the Senior Noteholders and the holders of the Company's preferred stock, exchanged for new five-year warrants to purchase approximately 2% of the new common stock at an exercise price of $19.82 per share. Under the proposed plan, the Senior Noteholders have proposed that the Company's existing preferred stock will be cancelled and the holders will be offered the right to receive cash or new common stock.

            It is intended that the restructuring will be effected through a voluntary prepackaged Chapter 11 filing. If all preliminary conditions are met, the Company anticipates the commencement of solicitations of consent by the end of April with a Chapter 11 filing approximately 30 days later.

            Grand Union currently operates 222 retail food stores in six Northeastern states. Sales last year totaled $2.3 billion.